GERALD CHALPHIN
                           ATTORNEY AND COUNSELLOR AT LAW
                           427 E. MT. PLEASANT AVE.
                           PHILADELPHIA, PA 19119
                           215-248-1113 (phone)
                           215-242-0173 (fax)
                           215-680-2359 (cell)
                           gchalphin@verizon.net



                              August 20, 2008

Dynasil Corporation of America
385 Cooper Road
West Berlin, NJ 08091

     RE:  Dynasil Corporation of America

Dear Sirs:

     I have rendered certain legal services to you with respect to your filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Amendment") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), an aggregate of 1,200,000 shares of your common stock, par value $0.0005 per share (the "Common Stock"), that may be issued pursuant to your 1999 Incentive Stock Plan and Employee Stock Purchase Plan (together, the "Plans").

     This will advise you that in my opinion the aggregate 1,200,000 shares of the Common Stock that may be issued by you under the Plans, when issued pursuant to and in accordance with the terms, conditions and provisions of the Plans, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Amendment. Please note, however, that in so doing, I do not thereby admit or concede that I am within the category of persons whose consent is required under the Act, the rules and regulations of the Securities and Exchange Commission thereunder or otherwise.

                              Very truly yours,

                              /s/ Gerald Chalphin

                              Gerald Chalphin

GC:mtf